As filed with the Securities and Exchange Commission on January 29, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

11-2534306

(I.R.S. Employer Identification Number)

400 Atlantic Street, Suite 1500 Stamford, CT	06901
(Address principal executive offices)	(Zip Code)

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

2012 STOCK OPTION AND INCENTIVE PLAN

(Full title of the plan)

Todd A. Suko

Executive Vice President and General Counsel

Harman International Industries, Incorporated

400 Atlantic Street, Suite 1500

Stamford, CT 06901

(Name and address of agent for service)

(203) 328-3500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,000,000 shares	$74.25	$148,500,000	$14,954

(1)	Represents additional shares of Common Stock issuable pursuant to the Harman International Industries, Incorporated 2012 Stock Option and Incentive Plan, as amended by Amendment No. 1 and Amendment No. 2 (the “Plan”) being registered herein.
(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.
(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on January 28, 2016, within five business days prior to filing.

EXPLANATORY NOTE

This Registration Statement is being filed by Harman International Industries, Incorporated (the “Registrant”) to register an additional 2,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), for issuance under the Harman International Industries, Incorporated 2012 Stock Option and Incentive Plan, as amended by Amendment No. 1 and Amendment No. 2 (the “Plan”). Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statements on Form S-8 concerning the Plan as filed with the Securities and Exchange Commission (the “Commission”) on February 7, 2012 (Commission file No. 333-179403), as amended by Post-effective Amendment No. 1 thereto filed with the Commission on January 30, 2014, and on January 30, 2014 (Commission file No. 333-193657), are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel

Todd A. Suko, Executive Vice President and General Counsel of the Registrant, is passing upon the validity of the issuance of the shares of Common Stock offered by this Registration Statement. As of January 28, 2016, Mr. Suko held 9,068 shares of Common Stock and 10,369 time vested restricted stock units (none of which will vest in the next 60 days).

Item 6.	Indemnification of Directors and Officers.

Article Tenth of the Restated Certificate of Incorporation of Harman International Industries, Incorporated, as amended (the “Restated Certificate of Incorporation”) provides that to the fullest extent permitted by law a director will not be personally liable for monetary damages to the Registrant or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that, in its certificate of incorporation, a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director’s duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. While Article Tenth of the Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the directors’ duty of care. Accordingly, the Restated Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of the duty of care. The provisions of Article Tenth as described above apply to officers of the Registrant only if they are directors of the Registrant and are acting in their capacity as directors.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification may be made where the person seeking indemnification has been found liable to the corporation, unless and only to the extent that a court determines indemnification is fair and reasonable in view of all circumstances. Article VIII of the by-laws provides that the Registrant will indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware law or any other applicable law, thereby affording such persons the protections available to directors, officers, employees and agents of Delaware corporations as summarized above. The Registrant maintains directors’ and officers’ liability insurance which insures against liabilities that directors or officers of the Registrant may incur in such capacities.

The Registrant has entered into indemnification agreements with each of its current directors and officers and intends to enter into indemnification agreements with each of its future directors and officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Registrant.

The foregoing summaries are subject to the complete text of the DGCL, the Restated Certificate of Incorporation, the Registrant’s by-laws and the Registrant’s indemnification agreements referred to above and are qualified in their entirety by reference thereto.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1

Restated Certificate of Incorporation of Harman International Industries, Incorporated, as amended (filed as Exhibit

3.1 to the Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 filed with the Commission on

February 17, 2004 and hereby incorporated by reference).

4.2	Certificate of Amendment to the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on December 12, 2011 (filed as Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on December 13, 2011 and hereby incorporated by reference).

4.3	By-Laws of Harman International Industries, Incorporated, as amended, dated December 7, 2011 (filed as Exhibit 3.2 to the Current Report on Form 8-K filed with the Commission on December 13, 2011 and hereby incorporated by reference).

5.1*	Opinion of Todd A. Suko, Executive Vice President and General Counsel.

23.1*	Consent of Todd A. Suko, Executive Vice President and General Counsel (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP.

24.1*	Power of Attorney is contained on the signature pages to this Registration Statement.

99.1	Harman International Industries, Incorporated 2012 Stock Option and Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement dated October 28, 2011).

99.2	Amendment No.1 to the Harman International Industries, Incorporated 2012 Stock Option and Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement dated October 21, 2013).

99.3	Amendment No.2 to the Harman International Industries, Incorporated 2012 Stock Option and Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement dated October 28, 2015).

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, State of Connecticut, on this 29th day of January, 2016.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Todd A. Suko
Todd A. Suko
Executive Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, on behalf of Harman International Industries, Incorporated, a Delaware corporation (the “Corporation”), hereby constitutes and appoints Todd A. Suko and Marisa B. Iasenza, and each of them, the true and lawful attorneys or attorneys-in-fact, with full power of substitution and resubstitution, for the Corporation, to sign on behalf of the Corporation and on behalf of the undersigned in his or her capacity as an officer and/or a director of the Corporation, any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement on Form S-8 for the registration of shares of the Corporation’s common stock issuable under the Plan and to file the same, with all exhibits thereto, and other documents in connection therewith, to or with the Commission pursuant to the Securities Act of 1933, as amended, and the regulations promulgated thereunder, granting unto said attorney or attorneys-in-fact, and each of them with or without the others, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could in person, hereby ratifying and confirming all that said attorney or attorneys-in-fact, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dinesh C. Paliwal	Chairman, President and Chief Executive Officer	January 29, 2016
Dinesh C. Paliwal	(Principal Executive Officer)

/s/ Sandra E. Rowland	Executive Vice President and Chief Financial Officer	January 29, 2016
Sandra E. Rowland	(Principal Financial Officer)

/s/ Jennifer Peter	Vice President and Chief Accounting Officer	January 29, 2016
Jennifer Peter	(Principal Accounting Officer)

/s/ Adriane M. Brown	Director	January 29, 2016
Adriane M. Brown

/s/ John W. Diercksen	Director	January 29, 2016
John W. Diercksen

/s/ Ann McLaughlin Korologos	Director	January 29, 2016
Ann McLaughlin Korologos

/s/ Edward H. Meyer	Director	January 29, 2016
Edward H. Meyer

/s/ Robert Nail	Director	January 29, 2016
Robert Nail

/s/ Kenneth M. Reiss	Director	January 29, 2016
Kenneth M. Reiss

/s/ Abraham N. Reichental	Director	January 29, 2016
Abraham N. Reichental

/s/ Hellene S. Runtagh	Director	January 29, 2016
Hellene S. Runtagh

/s/ Frank S. Sklarsky	Director	January 29, 2016
Frank S. Sklarsky

/s/ Gary G. Steel	Director	January 29, 2016
Gary G. Steel

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

4.1	Restated Certificate of Incorporation of Harman International Industries, Incorporated, as amended (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 filed with the Commission on February 17, 2004 and hereby incorporated by reference).

4.2	Certificate of Amendment to the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on December 12, 2011 (filed as Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on December 13, 2011 and hereby incorporated by reference).

4.3	By-Laws of Harman International Industries, Incorporated, as amended, dated December 7, 2011 (filed as Exhibit 3.2 to the Current Report on Form 8-K filed with the Commission on December 13, 2011 and hereby incorporated by reference).

5.1*	Opinion of Todd A. Suko, Executive Vice President and General Counsel.

23.1*	Consent of Todd A. Suko, Executive Vice President and General Counsel (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP.

24.1*	Power of Attorney is contained on the signature pages to this Registration Statement.

99.1	Harman International Industries, Incorporated 2012 Stock Option and Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement dated October 28, 2011).

99.2	Amendment No.1 to the Harman International Industries, Incorporated 2012 Stock Option and Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement dated October 21, 2013).

99.3	Amendment No.2 to the Harman International Industries, Incorporated 2012 Stock Option and Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement dated October 28, 2015).

*	Filed herewith